Exhibit 10.03
March 27, 2008
Alan Marks
Dear Alan:
     eBay Inc. (the “Company” or “eBay”) is pleased to offer you the exempt position of Senior Vice President, Corporate Communications at a bi-weekly salary of $11,538.47 which is equivalent to an annualized salary of $300,000.22. In addition, the Company may award you discretionary bonuses from time to time.
     You will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Compensation Committee of the Board of Directors of eBay Inc. (the “Compensation Committee”) that you be granted a stock option to purchase 75,000 shares of eBay’s common stock under the Company’s current stock plan. The exercise price for the stock option will be no less than the fair market value of eBay’s common stock on the date of grant, as determined by the Board of Directors. Generally, the stock option will vest and become exercisable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option.
     Additionally, it will also be recommended to the Compensation Committee that you be granted a target award of 10,000 performance based restricted stock units (“PBRSUs”) under the Company’s current stock plan. The PBRSUs will have a two-year performance period beginning January 1, 2008. The actual amount of the award will be determined at the end of the two-year performance period and will be based on Company performance under non-GAAP operating margin and revenue growth measures, which, in turn, will be modified by a return on invested capital performance metric, all set by the Compensation Committee. The award will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) at the rate of 50% of the shares subject to the award on the date of grant, which is expected to be March 1, 2010, and as to the remaining 50% of the shares on the first anniversary of the date of grant, subject to necessary withholding for applicable taxes.
     Enclosed is an Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. Please review the Agreement carefully, execute the certification and return it to me.
     You will be eligible to participate in the 2008 eBay Incentive Plan (eIP) available to employees in positions comparable to yours. Payouts under the plan for Senior Vice Presidents are based on individual achievements as well as Company performance and are paid on an annual cycle. Your target bonus for eIP is 55% of your base salary. The Company reserves the right to amend, change or cancel the plan at its sole discretion.

     You will also be eligible to receive a bonus of $1,000,000 (less deductions and applicable taxes) to assist with you with the purchase of a home in the Bay Area. This bonus will be payable as soon as administratively possible following your notice to the Company that you are prepared to purchase a home in the Bay Area. In the event that your employment ceases for reasons of cause or resignation prior to completion of one year of service from your start date, you will be required to repay the bonus in full to eBay. If your employment ceases for reasons of cause or resignation after one year but prior to the third anniversary of your start date, your repayment obligation with respect to the bonus will be reduced by 1/36 for every full month of employment. No repayment would be required for termination after three years of employment with the Company.
     In addition, you will also be eligible to receive a one-time make good bonus of $65,000 (less deductions and applicable taxes) payable August 1, 2008.
     eBay will assist with expenses incurred for your relocation from Portland, Oregon, to San Jose, California, under the terms of eBay’s relocation assistance program for employees in positions comparable to yours. This assistance includes up to 6 months of temporary corporate housing. In the event that your employment ceases for reasons of cause or resignation prior to completion of one year of service from your start date, the relocation assistance is fully refundable to eBay. If your employment ceases after one year but prior to two years from your start date, your repayment obligation will be reduced by 1/24 for every full month of active employment. No repayment would be required upon termination after two years of employment.
     Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.
     Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay’s SVP of Human Resources. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.
     All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.
     As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. In part, the Employee Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company’s confidential information (as defined in that Agreement). This Agreement does not prevent a former employee from using know-how and expertise in any new field or position. If you should have any questions about the Employee Proprietary Information and Inventions Agreement,

please call me. Otherwise, please sign and date this document and return it to me in the enclosed envelope.
     This letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing copies of this letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement and returning them to me, along with the Insider Trading Agreement certification.
     This offer is contingent upon your background verification. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.
     Alan, as we build an enduring success at eBay, I am confident you will play a critical role. I look forward to your partnership with me and the rest of our leadership team.
Very truly yours,

/s/ John Donahoe
John Donahoe
Chief Executive Officer, eBay Inc.

ACCEPTED:

/s/ Alan Marks
Alan Marks

March 29, 2008
Date

Anticipated Start Date:	April 28, 2008

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